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                                                                   Exhibit 23(a)



                             ACCOUNTANTS' CONSENT



Board of Directors
Gold Banc Corporation, Inc.


     We consent to the use of our report on the consolidated financial statements of Gold Banc Corporation, Inc. as of and for the years ended December 31, 1996 and 1995 included herein and to the reference to our firm under the heading "Experts" in Amendment No. 1 to the Registration Statement. The consolidated financial statements give retroactive effect to the merger with Peoples Bancshares, Inc. effective August 22, 1997. Our opinion on the consolidated financial statements is based in part on the report of other auditors.


/s/ KPMG Peat Marwick LLP


Kansas City, Missouri
November 28, 1997